Exhibit 23.1





                      CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of The Actava Group Inc. for the merger with Orion Pictures Corporation, MCEG Sterling Incorporated, and Metromedia International Telecommunications, Inc. and to the incorporation by reference therein of our report dated March 10, 1995, with respect to the consolidated financial statements and schedules of The Actava Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


Atlanta, Georgia
September 26, 1995